Exhibit 4.13

December 31, 2018

To: JMU Limited. (the “Company”)

To Whom It May Concern:

To ensure the cash flow requirements of the Company, the undersigned, is obligated and hereby undertakes to provide necessary financial support to the Company until June 28, 2020 and as long as the undersigned remains director and the chief executive officer of the Company, to the extent permissible under the applicable laws and regulations,

Please confirm receipt of this letter by returning a signed copy of this letter to the undersigned.

/s/ Xiaoxia Zhu
Name: Xiaoxia Zhu